                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                             --------------------

                                  FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                           HOST MARRIOTT CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


               DELAWARE                                 53-0085950
(State of Incorporation of Organization)   (I.R.S. Employer Indemnification no.)

        10400 FERNWOOD ROAD
        BETHESDA, MARYLAND                                20817
(Address of Principal Executive Offices)                (Zip Code)

If this form relates to the registration of a class of      If this form relates to the registration of a class of
securities pursuant to Section 12(b) of the Exchange Act    securities pursuant to Section 12(g) of the Exchange Act and
and is effective pursuant to General Instruction A.(c),     is effective pursuant to General Instruction A.(d), please
please check the following box. [x]                         check the following box. [ ]


Securities Act registration statement file number to which this form relates: __________________
           (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

          Title of Each Class               Name of Each Exchange on Which
          to be so Registered               Each Class is to be Registered

          -------------------               ------------------------------

     Preferred Stock Purchase Rights        Midwest Stock Exchange, Inc.
                                            New York Stock Exchange, Inc.
                                            Pacific Stock Exchange, Inc.
                                            Philadelphia Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
                               (Title of Class)

================================================================================

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     Reference is made to the Rights Agreement, dated as of February 3, 1989, between Host Marriott Corporation (the "Company") and The Bank of New York (the "Rights Agent"), as amended by the Amendment No. 1 to Rights Agreement, dated as of October 8, 1993, between the Company and the Rights Agent, and the Amendment No. 2 to Rights Agreement, dated as of November 3, 1998, between the Company and the Rights Agent (as so amended, the "Rights Agreement"). In connection with the proposed conversion of the Company into a real estate investment trust (the "REIT Conversion"), the Company has entered into an Agreement and Plan of Merger, dated as of November 23, 1998 (the "Merger Agreement"), with HMC Merger Corporation, a wholly owned subsidiary of the Company ("HMC"), and Host Marriott, L.P., also a wholly owned subsidiary of the Company ("Host LP"), which provides, among other things, for the merger of the Company with and into HMC (the "Merger"), with HMC continuing as the surviving corporation (the "Surviving Corporation").

     In connection with the REIT Conversion, the Company and the Rights Agent entered into the Amendment No. 3 to Rights Agreement, dated as of November 23, 1998 (the "Rights Amendment"). The Rights Amendment modifies the Rights Agreement to provide that, notwithstanding anything in the Rights Agreement to the contrary, (i) neither HMC nor Host LP will be deemed a Beneficial Owner (as defined in the Rights Agreement) by virtue of the approval, execution or delivery of the Merger Agreement, or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, and (ii) none of the approval, execution or delivery of the Merger Agreement, or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, will cause (A) HMC or Host LP to be deemed an Acquiring Person (as defined in the Rights Agreement), (B) a Stock Acquisition Date (as defined in the Rights Agreement) to occur, (C) a Distribution Date (as defined in the Rights Agreement) to occur, or (D) a Triggering Event (as defined in the Rights Agreement) to occur. The Rights Amendment further provides that, upon the consummation of the Merger, each Right (as defined in the Rights Agreement) will be converted into a preferred stock purchase right of the Surviving Corporation issued pursuant to, and subject to the terms of, a rights agreement to be entered into between HMC and the Rights Agent (or another rights agent) prior to the effective time of the Merger.

     The Rights Agreement is attached hereto as an exhibit and incorporated herein by reference. The Rights Amendment also is attached hereto as an exhibit and incorporated herein by reference. The foregoing description of the Rights Agreement and the Rights Amendment is qualified by reference to such exhibits.

ITEM 2.  EXHIBITS.

         4.1 Rights Agreement, dated as of February 3, 1989, between the Company and the Rights Agent, which includes as Exhibit B thereto the form of Right Certificate (incorporated by reference to Exhibit 1 of the Company's Form 8-A, dated February 10, 1989 (No. 001-05664)).

         4.2 Amendment No. 2 to Rights Agreement, dated as of November 3, 1998, between the Company and the Rights Agent (incorporated by reference to Exhibit 4.2 to the Company's Form 8-A/A, dated November 20, 1998 (No. 001-05664)).

         4.3 Amendment No. 3 to Rights Agreement, dated as of November 23, 1998, between the Company and the Rights Agent.

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                         HOST MARRIOTT CORPORATION


                                         By: /s/ Christopher G. Townsend
                                            ------------------------------------
Date:  December 10, 1998                 Name:  Christopher G. Townsend
                                         Title:  Senior Vice President, General
                                           Counsel and Corporate Secretary

                                    EXHIBITS



     4.1 Rights Agreement, dated as of February 3, 1989, between the Company and the Rights Agent, which includes as Exhibit B thereto the form of Right Certificate (incorporated by reference to Exhibit 1 of the Company's Form 8-A, dated February 10, 1989 (No. 001-05664)).

     4.2 Amendment No. 2 to Rights Agreement, dated as of November 3, 1998, between the Company and the Rights Agent (incorporated by reference to Exhibit 4.2 to the Company's Form 8-A/A, dated November 20, 1998 (No. 001-05664)).

     4.3 Amendment No. 3 to Rights Agreement, dated as of November 23, 1998, between the Company and the Rights Agent.